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                                                                     EXHIBIT 4.2


                         AMENDMENT TO RIGHTS AGREEMENT
                         -----------------------------

     THIS AMENDMENT (this "Amendment"), dated as of May 20, 1996, to the
Rights Agreement, dated as of February 21, 1990 (the "Rights Agreement"), between JMC Group, Inc., a Delaware corporation (the "Company"), and Wells
Fargo & Company, as Rights Agent (the "Rights Agent"), is made with reference to the following facts:

     A. The Rights Agreement was originally entered into between Spear Financial Services, Inc. and First Interstate Bank, Ltd. The Company was formerly known as "Spear Financial Services, Inc." and the Rights Agent is the successor in interest to First Interstate Bank, Ltd.

     B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

     C. The Board of Directors of the Company has determined that it is in the best interests of the Company to enter into that certain Agreement and Plan of Merger dated as of May 20, 1996 (the "Merger Agreement"), by and between USBA Holdings, Ltd., a Georgia corporation ("USBA"), and the Company, whereby a wholly-owned subsidiary of the Company will be merged with and into USBA (the "Merger").

     D. Pursuant to the terms of the Merger Agreement and the determination of the Board of Directors of the Company that it is in the best interests of the Company, the Company has agreed to amend the terms of the Rights Agreement so that the Merger will not cause the certificates for the rights to purchase the Company's Common Stock issued pursuant to the Rights Agreement (the "Company Rights") to be distributed or cause there to be any adjustment to the exercise price for such Company Rights (except for adjustments otherwise occurring under the terms of the Rights Agreement as a result of the reverse stock split contemplated by the Merger Agreement (the "Reverse Split")).

     E. The Company and the Rights Agent desire to amend the Rights Agreement to ensure that the Merger will be without substantive effect with respect to the Rights Agreement (including, without limitation, that no "Stock Acquisition Date" or "Separation Date" (as such terms are defined in the Rights Agreement) will occur as a result of the Merger, but excluding adjustments provided for by the Rights Agreement with respect to the Reverse Split).

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:
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     1.   The first sentence of Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end of such sentence:

          ; provided, however, that in no event shall a Separation Date be
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          deemed to occur as a result of that certain Agreement and Plan of
          Merger (the "Merger Agreement") dated as of May 20, 1996 between the Company and USBA Holdings, Ltd. ("USBA"), or any of the transactions contemplated by the Merger Agreement (including, without limitation, the "Merger" (as defined in the Merger Agreement)).

     2. No "Stock Acquisition Date" shall be deemed to occur under the Rights Agreement as a result of the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger).

     3.   The following shall be added as a new Section 34 of the Merger
Agreement:

          "34.  USBA Holdings, Ltd. Transaction.  Notwithstanding any provision
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     of this Agreement to the contrary, no Stock Acquisition Date or Separation
     Date shall be deemed to have occurred, neither USBA nor any Affiliate or Associate of USBA shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Sections 7(a), 11(a)(ii) or 13(a) of this Agreement by reason of (x) the approval, execution, delivery, performance or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated by the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Merger); provided, however, that the adjustments
                                  --------  -------
     otherwise provided for by this Agreement (including, without limitation, pursuant to Section 11(a)(i) hereof) with respect to the Reverse Split (as defined in the Merger Agreement) shall not be affected by the provisions of this Section 34."

     4. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

     5. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

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     6.   Except as set forth above, each and every provision of the Rights
Agreement, as amended to date, shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                                   JMC GROUP, INC.



By:                                       By:
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Title:                                    Title:
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Attest:                                   WELLS FARGO & COMPANY


By:                                       By:
   ---------------------                     ------------------------

Title:                                    Title:
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